Exhibit 99.7

                       [LETTERHEAD OF TRENWICK GROUP LTD.]

For Immediate Release

                    Trenwick Group Ltd. Announces Definitive
                      Agreement with Beneficial Holders of
                  6.70% Senior Notes and Letter of Credit Banks
                             to Waive Default and to
                    Extend Maturity Date Until August 1, 2003

Hamilton, Bermuda, April 9, 2003...

Trenwick Group Ltd. ("Trenwick")(OTC: TWKGF) stated today that it has reached a definitive agreement with the beneficial holders (the "Senior Noteholders") of the 6.70% Senior Notes (the "Senior Notes") of its wholly owned subsidiary, Trenwick America Corporation ("Trenwick America"), to extend the maturity date of the Senior Notes until August 1, 2003 and to waive the default occasioned when Trenwick America failed to pay principal and interest on the Senior Notes on April 1, 2003. Under the terms of the agreement, Trenwick America has paid to the Senior Noteholders all interest accrued through April 1, 2003, in the amount of $2,512,500.00.

Trenwick also stated that the terms of the agreement have been approved by the banks that have issued letters of credit on behalf of subsidiaries of Trenwick in support of its Lloyd's operations under a senior secured credit facility. In addition, Trenwick stated that the letter of credit banks have waived the default under the senior secured credit facility which arose as a result of Trenwick America's failure to pay principal and interest on the Senior Notes on April 1, 2003.

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Background Information

Trenwick is a Bermuda-based specialty insurance and reinsurance underwriting organization with two principal businesses operating through its subsidiaries located in the United States, the United Kingdom and Bermuda. Trenwick's reinsurance business provides treaty reinsurance to insurers of property and casualty risks from offices in the United States. Trenwick's operations at Lloyd's of London underwrite specialty insurance as well as treaty and facultative reinsurance on a worldwide basis. In 2002, Trenwick voluntarily placed into runoff its U.S. specialty program business and its specialty London market insurance company, Trenwick International Limited, and sold the in-force business of LaSalle Re Limited, its Bermuda based subsidiary.

Safe Harbor for Forward-Looking Statements

Certain statements made in this press release that are not based on current or historical facts are forward-looking in nature including, without limitation, statements containing words "believes," "anticipates," "plans," "projects," "intends," "expects," "estimates," "predicts," and words of similar import. Such forward-looking statements, including in particular Trenwick's forecast of future results, involve known and unknown risks, assumptions, uncertainties, and other factors disclosed in Trenwick's filings with the Securities and Exchange Commission that may cause actual results, performance, or achievements of Trenwick to differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. In particular, forecasting of reserves for future losses is based on historical experience and future assumptions. As a result they are inherently subjective and may fluctuate based on actual future experience and changes to current or future trends in the legal, social or economic environment. Trenwick undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.